Exhibit 99.1

CORPORATE INVESTOR RELATIONS	CONTACT:	Monica J. Burke
5333 15th Ave. South, Seattle, WA 98108		Chief Financial Officer (415) 331-5281
(206) 762-0993
www.stockvalues.com
NEWS RELEASE

WILLIS LEASE FINANCE REPORTS FIRST HALF PROFITS OF $1.9 MILLION

SAUSALITO, CA – August 11, 2004—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported solid profitability during the first half of 2004 with net income of $1.9 million, or $0.20 per diluted share, compared to $2.0 million, or $0.22 per diluted share, for the same period last year.  In the quarter ended June 30, 2004, the company generated net income of $915,000, or $0.10 per diluted share, compared to $1,152,000, or $0.13 per diluted share, in the second quarter of 2003.  Year-over-year comparisons were affected by $670,000 of security deposits taken into lease revenue in the second quarter of 2003 from a customer that went out of business in 2001.

Current Market

“We made good progress in the second quarter, and I am pleased with the results so far this year,” said Charles F. Willis, President and CEO.  “Lease rates in the portfolio are up, and so is utilization.  Demand for leased engines is strong, particularly from maintenance, repair and overhaul shops, and we continue to see incremental improvements, industry-wide.  The higher demand is across the board, not limited to just a few engine types.  For the past two and a half years, our major focus has been on remarketing engines—our efforts have paid off.  Our utilization is nearly back to normal.  We’ve made it through a difficult period, and now it’s time to give a higher priority to growing the portfolio.”

“Adequate capital to support growth is key.  As I mentioned in our 2003 Annual Report, capital growth is our highest priority for this year.  We are involved in several initiatives to attract additional capital.  We have just renewed one of our major revolving credit facilities, and we are actively pursuing the renewal of our warehouse facility that expires in September.  Significant resources are being devoted to structuring an asset-backed securitization of a sizable portion of our portfolio, which would be the first of its kind ever completed.  At the same time, we are also pursuing other options to increase both debt and equity capital.  While there can be no guarantee we will be successful in these efforts, we believe conditions in the debt and equity markets are the best they have been in three years for aviation-related businesses—especially those with a global rather than domestic focus, and we hope to use that to our advantage.”

The portfolio utilization rate at June 30, 2004, was 89.5% up from 88.0% at March 31, 2004, and substantially higher than 84.6% at June 30, 2003.  “From a portfolio management standpoint, our immediate goal is to get the utilization rate back above 90% and keep it there,” said Donald A. Nunemaker, Chief Operating Officer.  “In order to achieve the best possible utilization rate, we not only have to be good at placing engines on lease, we also need to pay close attention to managing off-lease engines.  If engines are undergoing maintenance or repair, we must keep the shop visits as short as possible.  In addition, we are continuously reviewing our off-lease engines to see if it would be more attractive to sell an engine rather than keep it in the portfolio.  For example, this review resulted in the sale of five off-lease engines during the second quarter.”

Results from Operations

Lease revenue in the second quarter decreased 2% to $14.4 million from $14.6 million in the second quarter of 2003.  In the first half of 2004, lease revenue increased 2% to $29.1 million from $28.6 million in the first half of 2003.  However, excluding the effect of the $670,000 of security deposits taken into lease revenue in the second quarter of 2003, second quarter 2004 lease revenue was up 3% and year-to-date lease revenue was up 4% over the comparable periods in 2003.  Sales of equipment generated a net gain of $542,000 in the second quarter and $690,000 in the first half of 2004, compared to $1.0 million and $1.1 million in the respective periods of 2003.  Other income totaled $155,000 in the second quarter and $329,000 in the first half of 2004.  This revenue was generated primarily from a new service introduced in the second half of 2003, which produces fees for placing third-party engines on lease.  Total revenue in the second quarter was $15.1 million compared to $15.6 million in the second quarter of 2003.  Year-to-date total revenue was $30.1 million compared to $29.7 million in the first half a year ago.

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Second quarter 2004 total expenses decreased 1%, to $13.8 million from $13.9 million in the second quarter a year ago.  In the first half of this year, total expenses increased 3% to $27.5 million from $26.7 million in the first half of 2003.  The largest single component of total expenses is depreciation expense which increased 6% in the second quarter and 7% in the first half compared to the respective prior periods, reflecting changes in estimates of useful lives and residual values on certain older engine types implemented at the end of 2003.  The company also wrote-down assets to their estimated fair values by $577,000 in both the second quarter and year-to-date 2004, compared to $645,000 in comparable periods last year.  G&A expense dropped 3% in the second quarter to $3.4 million from $3.5 million in the year ago period but rose 3% to $7.1 million in the first half of the year from $6.9 million in the first half of 2003.  Net interest and finance costs dropped 6% in the second quarter to $4.2 million and 2% in the first half to $8.5 million compared to $4.4 million and $8.6 million in the like period the previous year.

Balance Sheet & Liquidity

At June 30, 2004, the company had 113 commercial jet engines, 4 aircraft parts packages and 7 aircraft in its lease portfolio with a net book value of $498.1 million compared to 117 commercial jet engines, 4 aircraft parts packages and 6 aircraft in its lease portfolio with a net book value of $501.7 million at June 30, 2003.  The company added $11.5 million of equipment and capitalized costs to its lease portfolio which was partially offset by the sale of five engines and other related equipment in the second quarter of 2004.  In the first half of the year, $16.2 million of equipment and capitalized costs was added to the lease portfolio and six engines and other related equipment were sold.

Assets totaled to $563.7 million at June 30, 2004, compared to $545.1 million a year ago.  Shareholders’ equity increased 8% to $114.4 million, or $12.78 per common share, compared to $106.4 million or $12.04 per common share at June 30, 2003.

As recently reported, the company has renewed one of its primary revolving credit facilities with a bank group led by Fortis Bank (Nederland) N.V. as structuring agent and National City Bank as administrative agent.  This credit facility makes immediately available to Willis Lease up to $126.0 million on a revolving basis through May 31, 2006, with final maturity on May 31, 2007.

The company had approximately $28.5 million availability under its credit facilities at June 30, 2004 compared to approximately $18.5 million a year ago.  The company’s funded debt to equity ratio was 3.1 to 1 at June 30, 2004, compared to 3.4 to 1 at the end of the second quarter last year.  Restricted and unrestricted cash and cash equivalents was $46.4 million at June 30, 2004, compared to $32.2 million at June 30, 2003.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and the Company undertakes no obligation to update them.  The Company’s actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry, including growth rates of markets and other economic factors; risks associated with owning and providing jet engines and aircraft; the ability of the Company to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital to the Company and to its customers; the ability of the Company to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting and tax standards; the market value of engines; and other risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2004	June 30, 2003	% Change	June 30, 2004	June 30, 2003	% Change
REVENUE
Lease revenue	$14,360	$14,599	(1.6)%	$29,124	$28,603	1.8%
Gain on sale of leased equipment	542	1,013	(46.5)%	690	1,051	(34.3)%
Other income	155	—	n/a	329	—	n/a
Total revenue	15,057	15,612	(3.6)%	30,143	29,654	1.6%

EXPENSES
Depreciation expense	5,603	5,312	5.5%	11,325	10,566	7.2%
Write-down of equipment	577	645	(10.5)%	577	645	(10.5)%
General and administrative	3,434	3,547	(3.2)%	7,125	6,933	2.8%
Net interest and finance costs	4,155	4,426	(6.1)%	8,460	8,599	(1.6)%
Total expenses	13,769	13,930	(1.2)%	27,487	26,743	2.8%

Income before income taxes	1,288	1,682	(23.4)%	2,656	2,911	(8.8)%

Income tax expense	(373)	(530)	(29.6)%	(772)	(917)	(15.8)%
Net income	$915	$1,152	(20.6)%	$1,884	$1,994	(5.5)%

Basic earnings per common share	$0.10	$0.13		$0.21	$0.23

Diluted earnings per common share	$0.10	$0.13		$0.20	$0.22

Average common shares outstanding	8,908	8,838		8,882	8,837
Diluted average common shares outstanding	9,315	8,874		9,242	8,872

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	June 30, 2004	December 31, 2003	June 30, 2003
ASSETS
Cash and cash equivalents including restricted cash of $37,160, $33,784 and $27,359 at 6/30/04, 12/31/03 and 6/30/03, respectively	$46,355	$42,986	$32,204
Equipment held for operating lease, less accumulated depreciation	496,255	499,454	495,283
Net investment in direct finance lease	1,807	5,551	6,435
Operating lease related receivable, net of allowances	2,681	2,095	2,764
Notes receivable	6,505	—	—
Investments	1,480	1,480	1,480
Assets under derivative instruments	2,090	7	—
Other assets	6,516	8,449	6,917
Total assets	$563,689	$560,022	$545,083

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$8,597	$5,753	$4,289
Liabilities under derivative instruments	—	696	2,584
Deferred income taxes	27,092	25,283	23,911
Notes payable	351,567	362,395	361,070
Maintenance reserves	54,154	46,408	39,047
Security deposits	2,246	2,314	2,375
Unearned lease revenue	5,605	7,111	5,377
Total liabilities	449,261	449,960	438,653

Shareholders’ equity:
Preferred stock (none outstanding)	—	—	—
Common stock ($0.01 par value)	90	88	88
Paid-in capital in excess of par	62,245	61,710	61,664
Accumulated other comprehensive gain/(loss), net of tax	1,285	(660)	(2,063)
Retained earnings	50,808	48,924	46,741
Total shareholders’ equity	114,428	110,062	106,430

Total liabilities and shareholders’ equity	$563,689	$560,022	$545,083

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Note: Transmitted on BusinessWire on August 11, 2004 at 5:00 a.m. PDT.